FOR IMMEDIATE RELEASE

Contact:          Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
Record Results

Columbus, Ohio (October 27, 2004) - M/I Homes, Inc. (NYSE:MHO) announced record financial results for the third quarter and nine months ended September 30, 2004.

Net income of $22.6 million and diluted earnings per share of $1.57 for the three months ended September 30, 2004, both third quarter records for the Company, are 16% and 20% higher, respectively, than net income of $19.4 million and diluted earnings per share of $1.31 reported in the same period of 2003. Net income for the nine months ended September 30, 2004 was also a record-setting $67.0 million, or $4.65 per diluted share, representing an 18% and 21% increase over 2003’s net income and diluted earnings per share of $56.8 million and $3.83, respectively. Net income and diluted earnings per share for both 2004 periods include the previously reported $3 million net of tax charge ($0.21 per diluted share) related to the early repayment of subordinated debt.

Homes delivered in 2004’s third quarter were 1,135, up 8% compared to 2003’s third quarter of 1,048. For the nine months ended September 30, 2004, homes delivered were a record 3,103, up 10% from 2003’s 2,809.

New contracts for 2004’s third quarter were 971, a 14% decrease from 2003’s record third quarter of 1,127. For the first nine months, 2004’s new contracts were 3,411, a 6% decrease from 2003’s 3,611. Backlog of homes at September 30, 2004 was 2,966 units, with a record sales value of $866 million. The backlog of homes at September 30, 2003 was 3,123 units, with a sales value of $789 million. The average sales price of homes in backlog at September 30, 2004 rose to $292,000, a 15% increase over 2003’s average sales price of $253,000. M/I Homes had 130 active subdivisions at September 30, 2004 compared to 140 at September 30, 2003.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to announce the strongest third quarter and nine month financial results in the Company’s history - reaching new records in net income, diluted earnings per share, homes delivered and backlog. Our margins continue to be strong with year to date gross margins at 26% and operating margins at 14%. We are, however, disappointed with our decrease in third quarter new contracts. As previously stated, for the third quarter of 2004, we were up against record-setting 2003 new contract comparables. In addition, we had fewer open subdivisions, with our Florida communities being lower by almost 20%. While conditions in the Midwest continue to be challenging, we are optimistic about our business - with September new contracts being stronger than the prior year.”

Mr. Schottenstein concluded, “Our financial position has never been stronger, with shareholders’ equity approaching $500 million and book value per share of nearly $33. We continue to enhance our land position, planning to purchase approximately $300 million of land this year. With record earnings for the first nine months and the highest sales value in backlog in Company history and, despite possible delays in fourth quarter deliveries in our Florida markets, we believe that 2004 will be the ninth consecutive record income year for M/I Homes. We currently estimate that our diluted earnings per share for 2004 should reach a record level range from $6.15 - $6.30, which includes our $0.21 charge for the repayment of subordinated debt. This guidance is the same level we had issued in July, 2004; however, that guidance excluded the $0.21 charge. In 2003, our previous record income year, we earned $5.51 per diluted share. Also, as previously stated, our growth strategy is to increase units by approximately 15% in each of the next three years.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at www.mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through October 27, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue	$315,496	$268,130	$825,357	$717,746

Net income	$ 22,567	$ 19,381	$ 66,985	$ 56,780

Earnings per share
Basic	$1.60	$1.34	$4.75	$3.93
Diluted	$1.57	$1.31	$4.65	$3.83

Weighted average shares outstanding
Basic	14,099	14,435	14,096	14,447
Diluted	14,370	14,848	14,412	14,841

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003*	2004	2003*

Revenue	$315,496	$268,130	$825,357	$717,746
Gross margin	77,954	65,752	216,675	183,299
General and administrative expense	17,840	15,457	46,189	40,452
Selling expense	19,847	17,285	53,208	46,612
Operating income	40,267	33,010	117,278	96,235
Interest expense	2,965	710	6,557	2,623
Income before income taxes	37,302	32,300	110,721	93,612
Income taxes	14,735	12,919	43,736	36,832
Net income	$ 22,567	$ 19,381	$ 66,985	$ 56,780

Additional Information:
Financial services revenue	$7,681	$7,869	$26,322	$20,191
Financial services pre-tax income	$4,570	$6,087	$18,032	$15,250

Units:
New contracts	971	1,127	3,411	3,611
Homes delivered	1,135	1,048	3,103	2,809

	September 30,
	2004	2003
Backlog:
Units	2,966	3,123
Aggregate sales value	$866,000	$789,000
Average sales price	$292	$253

	September 30,
	2004	2003
Balance Sheet:
Homebuilding inventory	$814,675	$616,795
Homebuilding debt	$271,652	$166,659
Shareholders’ equity	$461,120	$385,921
Book value per share	$ 32.72	$26.71

*2003 amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net income. In the three months and nine months ended September 30, 2003, results reflect reclassifications that have been made to reclassify amortization of previously capitalized interest to land and housing costs from interest expense (decreasing interest expense and increasing land and housing costs by $1,298 and $3,423 for the quarter and nine months, respectively) and to reclassify certain loan origination fee expense from general and administrative expense to loan fee revenue (decreasing revenue and financial services revenue and decreasing general and administrative expenses by $260 and $906 for the quarter and nine months, respectively).